Exhibit 99.2

BlastGard International Announces New Distribution Agreement

CLEARWATER FL — February 19, 2008 — BlastGard International, Inc. (OTCBB: BLGA), a leading provider of proprietary blast mitigation materials, today announced the signing of a new distribution agreement with Preparation Security, LLC (“PSL”) of New York, NY.  Andrew McKinnon, Chief Executive Officer and Board member, says “BlastGard’s new high-capacity wall system will revolutionize the perimeter and structure protection world, and PSL will immediately take this product to sensitive markets in the Middle East.”

The agreement requires significant contracts to be realized in the near future and in subsequent agreement years.  Sales must reach minimum thresholds of $1.0 million, $2.0 million, $4.0 million and $6.0 million in the agreement periods defined, the first of which is near term. At the request of a number of Middle Eastern entities BGI and PSL will conduct a very robust demonstration of the technologies integrated into this wall system within the next 60 days at an undisclosed Middle Eastern location. Meaningful contracts are anticipated immediately thereafter.

About Preparation Security, LLC

Preparation Security, LLC is owned and operated by William N. Walker, Managing Director of Millennium Capital Consultants Inc., Mr. Walker and his associates are experienced in marketing products and systems. Recent assignments included: assistance in arranging $600 million in subcontracts relating to military support and reconstruction of Iraq for several clients in the construction and transportation sectors.  Recent domestic activities include brokering acquisition of $300 million publicly held US defense contractor; organizing buyout of US several defense-sector companies, serving as Official Financial Advisor to a Jordanian governmental organization and US defense contractor. Prior to his position as founder and Managing Director of Millennium, Mr. Walker served as Ambassador and Chief US Trade Negotiator in GATT Multilateral Trade Negotiations in Geneva; and as General Counsel of two government agencies; and as Director of Presidential Personnel Office for President Gerald R. Ford.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400